Exhibit 16




   May 9, 2002




    Office of the Chief Accountant
    Securities and Exchange Commission
    450 Fifth Street, N.W.
    Washington, D.C. 20549

   Dear Sir/Madam:

   We have read the statements made in paragraphs 4a (ii), 4a (iii) and 4a (iv) of Item 4, to be included in the Form 8-K/A dated May 9, 2002, of FirstEnergy Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

   Very truly yours,




   Arthur Andersen LLP






   cc: Mr. Richard H. Marsh, Senior Vice President and
       Chief Financial Officer, FirstEnergy Corp.